CERTAIN INFORMATION, IDENTIFIED BY [*****], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

SEPARATION AND TRANSITION AGREEMENT
This Separation and Transition Agreement (“Agreement”) is made and entered into as of November 11, 2024 (the “Signing Date”), but for all purposes shall be effective as of October 14, 2024 (the “Effective Date”), by and between Daniel Watson, an individual (“Employee”), and Hydrafacial LLC, a California corporation (the "Company") (together, the "Parties"), is a severance agreement which includes a general release of claims.
RECITALS
WHEREAS, the Company and Employee have agreed that Employee's position with the Company as the Chief Revenue Officer terminated on October 14, 2024 and that Employee will remain employed with the Company in an advisory capacity through no later than January 1, 2025, and that certain separation payments will be paid provided that Employee abides by the terms of this Agreement.
NOW, THEREFORE, in consideration of the promises, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Employee and the Company agree as follows:
1.Employee’s position as Chief Revenue Officer mutually terminated without cause on October 14, 2024, but Employee's employment with the Company will terminate no later than January 1, 2025 (the actual date of separation shall be the “Separation Date”). Employee will receive all wages due through the Separation Date or through the Revised Separation Date and reimbursement of any approved expenses incurred by the Separation Date or the Revised Separation Date, without regard to whether Employee signs this Agreement. Assuming Employee executes this Agreement, Employee will receive the additional compensation described herein, and only that compensation. Employee will not accrue any vacation benefits, or other benefits beyond the Separation Date or Revised Separation Date, except as set forth herein. The Parties agree that this Agreement supersedes and replaces any and all employment and compensation agreements (whether written, oral or implied), including any profit sharing or similar agreements between the Parties and including any Company Executive Severance Policy.
2.Provided Employee has complied, and continues to comply, with the terms of this Agreement, the Company, as severance pay, for a period of twelve months after the Separation Date, will pay Employee total severance of $430,000.00 (the “Cash Severance”), payable biweekly, following Employee’s execution of this Agreement (the “Severance Period”), and paid in accordance with the Company’s regular payroll practices.
3.Additionally, provided Employee has complied, and continues to comply, with the terms of this Agreement, the Company shall pay you the 2024 bonus earned, if any, under the 2024 Annual Incentive Plan when bonus payments are made (expected in March 2025).
4.In addition, provided Employee has complied, and continues to comply, with the terms of this agreement, the Company shall enter into a Consulting Agreement with you, beginning January 1, 2025, and terminating on March 30, 2025, in the amount of forty thousand dollars ($40,000.00) per month.
5.In addition to the foregoing, the Company has agreed to provide for the vesting of the following incentive awards within fifteen (15) business days of the execution of the Agreement (“the Incentive Award Acceleration”):

LTI Vest Date	Number of Unvested RSU’s
02/04/25	25,945 RSUs
04/05/25	31,422 RSUs
04/09/25	81,168 RSUs
06/01/25	78,125 RSUs
04/05/26	31,422 RSUs
04/09/26	81,169 RSUs
6.All BeautyHealth benefits and insurance will cease on the Separation Date or Revised Separation Date, except for the Employee’s health, dental and vision benefits (as applicable), which will terminate on the last day of the month in which the Employee’s Separation or Revised Separation Date occurs. Commencing on the first day of the month following the Separation or Revised Separation Date, the Employee will be eligible to elect to continue his/her benefits under BeautyHealth’s group health plans in accordance with the federal law call COBRA and subject to the terms and conditions of such plans. Your rights and obligations with respect to any vested benefits under any Company benefit plans will be in accordance with the written terms of those plans and applicable laws.
7.BeautyHealth will pay a portion of the premium cost, on an after-tax basis, for continued health care coverage in the health benefits plans in which the Employee and his/her dependents, if any, are currently enrolled, for a period equal to the number of weeks for which the Employee is receiving Cash Severance, provided the Employee timely submits an election to continue coverage under COBRA. During this period, the Employee timely submits an election to continue premium cost for healthcare coverage that he/she would have paid for that same level of coverage as an employee immediately prior to the Termination Date, and the Company will pay the balance of the premium cost. The Employee will be billed for your premium contribution amount directly from BeautyHealth’s COBRA provider and will be are partially paid by BeautyHealth and shall be part of Employee’s 18-month eligibility period under COBRA (or such longer period for which Employee may be deemed eligible under COBRA). After the subsidized COBRA period is complete, Employee will be solely responsible to pay all premiums for continued healthcare coverage if Employee wishes to continue healthcare coverage under COBRA.
8.In consideration of the various separation benefits provided herein, Employee will continue to work full-time for the Company through the Separation Date or Revised Separation Date. In addition to performing work for the Company as directed by the Chief Executive Officer, Employee will provide assistance transitioning his responsibilities to the Chief Revenue Officer (the “Transition Services”).
9. Additionally, in consideration of the separation benefits, Executive agrees to fully cooperate with the Company in the event that his assistance is required in connection with any litigation or claim.  In doing so, Executive agrees to respond to all inquiries of the Company about any matters concerning the Company or its affairs that occurred or arose during the period of Executive’s employment by the Company, and Executive further agrees to cooperate fully with the Company in investigating, prosecuting and defending any charges, claims, demands, liabilities, causes of action, lawsuits or other proceedings by, against or involving the Company relating to the period during which Executive was employed by the Company or relating to matters of which Executive has or should have knowledge or information.  Executive further agrees that Executive will at no time voluntarily serve as a witness or offer written or oral testimony against the Company in conjunction with any complaints, charges or lawsuits brought against the Company by or on behalf of any current or former employees, or any governmental or administrative agencies.  For the foregoing, Executive agrees to accept only any legally-required witness fees or cost reimbursement, and no additional remuneration.

10.Additionally, as consideration for the acceleration of equity vesting and the ability to enter into a consulting agreement, you specifically agree that through March 31, 2026, you will not be employed by, consult for, provide services for or in any way be affiliated with any “Competitors,” defined as: entities that manufacture, sell, resell or distribute microdermabrasion and/or hydrodermabrasion / hydradermabrasion machines including, but not limited to the following entities and/or brands:

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11.Except for those obligations created by or arising out of this Agreement for which receipt or satisfaction has not been acknowledged herein, Employee on behalf of Employee, Employee’s descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company, as well as its subsidiaries and all affiliates, past and present, and each of them, as well as its and their directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as "Releasees," with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Employee now owns or holds or Employee has at any time heretofore owned or held or may in the future hold as against said Releasees, arising out of or in any way connected with Employee’s employment relationship with the Company, or Employee’s separation from employment or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement. Nothing in the foregoing or this Agreement will prevent Employee from filing a claim for unemployment compensation, for workers’ compensation benefits, or any other claim that cannot be released by this Agreement as a matter of law.
12.Employee acknowledges that Employee has not filed, initiated, or prosecuted (or caused to be filed, initiated, or prosecuted) any lawsuit, complaint, charge, action, compliance review, investigation, or proceeding with respect to any claim this Agreement purports to waive, and promises never to do so in the future, whether as a named plaintiff, class member, or otherwise. If, unbeknownst to Employee, such a complaint, charge or lawsuit has been filed on Employee’s behalf, Employee will use Employee’s best efforts to cause it immediately to be withdrawn and dismissed with prejudice. Employee is currently not aware of any facts that would give rise to a claim for workers’ compensation benefits and is not aware of any work-related injury Employee has suffered.
13.It is the intention of Employee in executing this instrument that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Employee hereby expressly waives any and all rights and benefits conferred upon Employee by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Employee acknowledges that Employee may hereafter discover claims or facts in addition to or different from those which Employee either now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Employee hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Employee acknowledges that Employee understands the significance and consequence of such release and such specific waiver of SECTION 1542.
14.Employee also expressly acknowledges and agrees that, by entering into this Agreement, Employee is waiving any and all rights or claims that Employee may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Employee further expressly acknowledge and agree that:
a.In return for this Agreement, Employee will receive compensation beyond that which Employee was already entitled to receive before entering into this Agreement.
b.Employee was orally advised and is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement.
c.Employee was informed that Employee had 29 days within which to consider the
Agreement; and
d.Employee was informed that Employee has seven (7) days following the date of execution of the Agreement in which to revoke the Agreement and the Agreement will not be effective or enforceable until the revocation period has expired.
15.Employee acknowledges that by reason of Employee’s position with the Company, Employee has been given access to marketing lists, lists of customers, employee information (including compensation information) marketing plans, strategic business projections and plans and similar confidential or proprietary materials or information respecting the Company’s business affairs. Employee may have executed confidentiality agreements as a condition of employment. Nothing in this Agreement diminishes any of Employee’s obligations under any such confidentiality agreements, and Employee acknowledges that Employee has complied, and will continue to comply, with those agreements. Employee agrees that Employee will not disclose, use, or induce or assist in the use or disclosure of any Company confidential information, or anything related thereto, nor will Employee use such information for any business with which Employee is affiliated, or for any competitor of the Company, without the prior express written consent of the Company. Employee specifically acknowledges and agrees that compliance with this paragraph is a material term and inducement to the Company in agreeing to the consideration herein. Employee acknowledges and agrees that a violation of the foregoing would be treated as a material breach of this Agreement, entitling the Company immediately to seek recovery of any consideration already paid to Employee herein without affecting the enforceability of the releases provided herein by Employee.
16.Employee agrees that the negotiations and discussions with the Company concerning the terms and conditions of this Agreement shall remain confidential as between the Parties and Employee shall not disclose them to any other person, other than Employee’s legal and financial advisors or members of Employee's family who shall also be advised of its confidentiality and who shall agree to be bound by this confidentiality agreement. Without limiting the generality of the foregoing, Employee specifically agrees that Employee shall not discuss this Agreement with any current or former employee of Releasees.

17.While this Agreement resolves all issues between the Company and Employee, as well as any future effects of any acts or omissions, it does not constitute an admission by the Company of any violation of federal, state or local law, ordinance or regulation or of any violation of any Company policy or procedure, or of any liability or wrongdoing whatsoever. Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of liability or wrongdoing by the Company. This Agreement may be introduced, however, in any proceeding to enforce the Agreement. Such introduction shall be pursuant to an order protecting its confidentiality.
18.Employee agrees that Employee will not make any negative or disparaging comments about the Company, its brands, products, officers, directors, employees or agents, to any employee of the Company or to any third party. In addition, Employee agrees that for one year following the execution of this Agreement, Employee will not, directly or indirectly, solicit or encourage any then employee of the Company to resign his or her employment with the Company and to work for any Competitor of the Company. Employee acknowledges and agrees that violation of the foregoing would be a material breach of this Agreement, entitling the Company to seek recovery of any consideration paid to Employee herein, without affecting the enforceability of the releases provided herein by Employee. Nothing in the foregoing or this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination, or any other conduct that Employee has a bona fide reason to believe is unlawful. The Company agrees that it will not make any official statements and will instruct its officers and directors to not make any negative or disparaging comments about Employee.
19.This instrument constitutes and contains the entire agreement and final understanding concerning Employee’s employment, separation from the same and the other subject matters addressed herein between the Parties. It is intended by the Parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either Party. This is a fully integrated agreement.
20.This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the Parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.
21.This Agreement may be executed in counterparts, and each counterpart, when executed, shall constitute one and the same instrument and have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose. Each Party agrees that this Agreement may be electronically signed, and that any electronic signatures appearing on this Agreement are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.
22.No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the Party waiving the breach.
23.In the event of any litigation brought by either Party in any way concerning this Agreement, the prevailing Party shall, in addition to any fees or costs awarded, be entitled to its reasonable attorneys’ fees.
24.If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application and to this end the provisions of this Agreement are declared to be severable.

25.The Parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

[Signature Page to Follow]

I have read the foregoing Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences. I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED on this 11th day of November 2024, at Seal Beach, California

/s/ Daniel Watson
Daniel Watson

EXECUTED on this 11th day of November 2024, at Long Beach, California

                             /s/ Celeste Ortiz
Celeste Ortiz

FOR RE-CERTIFICATION ON OR ABOUT THE SEPARATION DATE OR REVISED SEPARATION DATE:

I have read the foregoing Agreement and I re-certify that the provisions it contains and specifically, the releases provided in Sections 10, 11, 12 and 13 are still true and correct. I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED on this      day of _____________________, at _____________________, California

_______________________________________
         Daniel Watson